UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following press release was issued by Atmel Corporation on the evening of June 1, 2007.

N E W S  R E L E A S E

ATMEL ANNOUNCES CERTIFIED RESULTS FOR SPECIAL MEETING
Perlegos’s Full Slate Received Support from Holders of Only 12% of Atmel’s Shares
SAN JOSE, CA, June 1, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced that the results from the Company’s May 18, 2007 special meeting have been tabulated and certified by the independent inspector of elections, IVS Associates, Inc.
Four of Mr. Perlegos’s nominees each received support from holders of only 12% of the Company’s outstanding shares. His remaining nominee, Brian S. Bean, received support from holders of approximately 29% of the outstanding shares. Based upon the most recently available public information, George Perlegos and his brother Gust Perlegos beneficially own an aggregate of approximately 8% of the Company’s outstanding shares, implying that holders of less than 5% of the outstanding shares supported George Perlegos’s full slate, excluding those shares owned by the Perlegoses.
“We appreciate the overwhelming support from our shareholders and given this support, we are hopeful that Mr. Perlegos and his nominees will choose to forgo a further costly proxy campaign at the July annual meeting,” said Steven Laub, Atmel’s President and Chief Executive Officer. “Our Board and new management team look forward to devoting our full time and attention to the continued execution of our plan to transform Atmel and unlock shareholder value.”
The Company also affirmed today that it remains on track to file its delayed financial reports in early June. As previously announced, these reports were delayed as a result of the independent investigation regarding the timing of the Company’s past stock option grants.
George Perlegos reported beneficial ownership of 5.3% of Atmel’s outstanding shares in his April 12, 2007 definitive proxy statement. Gust Perlegos reported beneficial ownership of 2.9% of Atmel’s outstanding Atmel shares in his February 13, 2006 Form 5 filing. Since August 2006, when George and Gust Perlegos were terminated for cause and resigned as directors, Gust Perlegos has not been subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

Additional Information
Atmel will file a proxy statement and other relevant documents concerning the annual meeting with the Securities and Exchange Commission. Its shareholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information. Shareholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by Atmel with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Atmel will be available free of charge from Atmel.
Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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